Exhibit 99.1

2320 NW 66TH COURT
GAINESVILLE, FL 32653
352-377-1140
FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE:

Exactech Q3 Revenue Up 17%. Net Income

Up 14% to $1.5 Million or $.13 EPS.

Gainesville, FL, October 29, 2003 — Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for the third quarter of 2003 increased 17% to $17.0 million from $14.5 million in the third quarter of 2002. Net income for the quarter increased 14% to $1.5 million, or $.13 per diluted share, from $1.3 million, or $.12 per diluted share, in the third quarter of 2002.

For the nine months ended September 30, 2003, revenue increased 22% to $52.8 million from $43.3 million in revenue in the first nine months of 2002. Net income for the first nine months of 2003 was $4.7 million, or $.41 per diluted share, compared to $3.7 million, or $.34 per diluted share, in the first nine months of 2002.

Exactech Chairman and CEO Bill Petty, MD, said, “Our growth during the third quarter was led by strong performance of the Optetrak knee system. Sales of our knee implant product lines increased 24% to $9.4 million for the quarter compared with $7.6 million in the third quarter of 2002. As we expected, hip product sales grew modestly at 3% to $3.7 million. Based on our product development and sales management efforts, we anticipate the growth rate of the hip product line will show improvement in 2004. Revenue from tissue services increased 21% to $2.6 million compared with $2.1 million in the third quarter of 2002.”

Petty said, “U.S. sales grew 15% to $14.8 million from $12.9 million in the comparable quarter in 2002 while international sales increased 37% to $2.3 million during the quarter from $1.7 million in the third quarter of 2002. While our third quarter is normally the weakest quarter for international sales, this excellent growth reflected the impact of sales in markets that we have entered over the past 18 months and that have now begun to be productive for us.”

Chief Financial Officer Jody Phillips said, “The slight improvement in our gross margin to 68.0%, compared to 67.9% in the prior comparable quarter, was particularly pleasing in light of the increase in the international percentage of total sales from 11% to 13%. We again realized average sales price increases ranging from 2% to 6% on most product lines. Additional benefit to margin improvement came from lowered manufacturing costs reflecting our ongoing efforts to increase the number of products made in house. Operating expenses increased as a percentage of sales to 54.6% in the current quarter, compared to 54.3% in the same quarter of 2002 due to an expected increase in research and development costs associated with product development efforts. R&D spending increased 30.3% to 5.1% of sales in the quarter compared with 4.5% in the same quarter last year.

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Exactech, Inc.

Sales and marketing expenses rose 22% to $5.2 million for the quarter largely due to variable selling expenses. G&A costs increased 3% to $1.74 million from $1.70 million representing 10.2% of sales compared with 11.7% of sales in the third quarter of 2002.”

Looking forward, the company said its target for diluted earnings per share in the fourth quarter ending December 31, 2003 is in the range of $.15 to $.16 based on anticipated revenues of $17 million to $19 million. The company said its target for 2004 revenue is $81 million to $90 million resulting in diluted EPS of $.64 to $.67. The foregoing statements regarding targets for the quarter and subsequent year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

A copy of the financial statements is attached.

The company has scheduled a conference call on October 30th at 11:00 am Eastern. To participate in this call, please telephone (800) 340-5256 any time after 10:55 a.m. on October 30th. International callers should dial (706) 634-1142.

A live and archived webcast will be available on the Internet for 90 days at http://www.firstcallevents.com/service/ajwz392342486gf12.html. You will need Windows Media Player or Real Player to listen to the broadcast.

An investment profile on Exactech may be found on the website www.hawkassociates.com/exactech/profile.htm

Additional information about Exactech, Inc. can be found on the website www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com.

This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,573	$3,651
Trade receivables, net of allowance of $786 and $602	14,132	12,686
Prepaid expenses and other assets, net	1,168	750
Inventories	23,041	20,038
Deferred tax assets	494	364

Total current assets	43,408	37,489

PROPERTY AND EQUIPMENT:
Land	865	865
Machinery and equipment	8,118	7,389
Surgical instruments	14,748	13,262
Furniture and fixtures	1,512	820
Facilities	7,540	5,340

Total property and equipment	32,783	27,676
Accumulated depreciation	(11,027)	(9,826)

Net property and equipment	21,756	17,850

OTHER ASSETS:
Product licenses and designs, net	384	363
Deferred financing costs, net	157	164
Investment in joint venture	83	86
Advances and deposits	368	7
Patents and trademarks, net	1,709	807

Total other assets	2,701	1,427

TOTAL ASSETS	$67,865	$56,766

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,479	$3,758
Income taxes payable	330	343
Current portion of long-term debt	590	353
Commissions payable	1,593	1,150
Royalties payable	516	491
Other liabilities	1,033	450

Total current liabilities	9,541	6,545

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,536	1,882
Long-term debt, net of current portion	6,428	4,313

Total long-term liabilities	8,964	6,195

Total liabilities	18,505	12,740

SHAREHOLDERS’ EQUITY:
Common stock	110	109
Additional paid-in capital	20,956	20,370
Retained earnings	28,294	23,547

Total shareholders’ equity	49,360	44,026

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$67,865	$56,766

EXACTECH, INC.

CONDENSED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2003	2002	2003	2002
NET SALES	$17,017	$14,523	$52,785	$43,258

COST OF GOODS SOLD	5,450	4,659	17,295	14,326

Gross profit	11,567	9,864	35,490	28,932

OPERATING EXPENSES:
Sales and marketing	5,245	4,309	15,905	12,896
General and administrative	1,739	1,695	5,593	4,402
Research and development	864	663	2,776	2,013
Depreciation and amortization	931	764	2,565	2,233
Royalties	505	451	1,769	1,481

Total operating expenses	9,284	7,882	28,608	23,025

INCOME FROM OPERATIONS	2,283	1,982	6,882	5,907

OTHER INCOME (EXPENSE):
Interest income	5	6	25	16
Litigation settlement, net of costs	250	206	750	206
Interest expense	(50)	(35)	(130)	(117)
Foreign currency exchange (loss) gain	(21)	4	(45)	(28)
Equity in net gain (loss) of joint venture	13	(2)	(3)	(19)

INCOME BEFORE INCOME TAXES	2,480	2,161	7,479	5,965

PROVISION FOR INCOME TAXES	944	817	2,732	2,218

NET INCOME	$1,536	$1,344	$4,747	$3,747

BASIC EARNINGS PER SHARE	$0.14	$0.12	$0.43	$0.35

DILUTED EARNINGS PER SHARE	$0.13	$0.12	$0.41	$0.34

SHARES—BASIC	10,993	10,819	10,964	10,742

SHARES—DILUTED	11,541	11,124	11,451	11,054